November 8, 2006                             FOR IMMEDIATE RELEASE
                          Contact: Roland Breunig, CFO (608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported net sales of $283,324,000 for the quarter ended September 30, 2006, versus $244,169,000 for the comparable period last year. The current quarter’s net earnings were $8,523,000 or $0.65 per diluted share, compared with $3,687,000 or $0.33 per diluted share, last year.
Seneca Foods Corporation reported net sales of $431,665,000 for the six months ended September 30, 2006, versus $400,764,000 for the comparable period last year. The year to date net earnings were $12,182,000 or $0.99 per diluted share, compared with $6,107,000 or $0.54 per diluted share, last year. Current year-to-date pre-tax results include other income of $1,966,000 which represents a net gain on the sale of four previously closed facilities.
The operating results for the quarter and six month periods ended September 30, 2006 include two months of activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006. This activity resulted in net sales of $47,053,000.
Seneca Foods Corporation is primarily a vegetable and fruit processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label. Seneca’s common stock is traded on the Nasdaq National Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended September 30, 2006 and October 1, 2005
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	2006	2005	2006	2005

Net sales	$283,324	$244,169	$431,665	$400,764

Plant restructuring expense (note 2)	$-	$(1,461)	$-	$(1,461)

Other operating income (loss), net (notes 3 and 4)	1,278	(1,832)	1,966	(1,405)

Operating income	$19,876	$9,913	$29,444	$17,875
Interest expense (net)	6,188	3,909	9,816	7,929
Earnings before income taxes	$13,688	$6,004	$19,628	$9,946

Income taxes	5,165	2,317	7,446	3,839

Net earnings	$8,523	$3,687	$12,182	$6,107

Earnings applicable to common stock (note 5)	$4,865	$2,259	$7,082	$3,720

Basic earnings per share	$0.65	$0.33	$0.99	$0.55

Diluted earnings per share	$0.65	$0.33	$0.99	$0.54

Weighted average shares outstanding basic	7,429,299	6,828,864	7,132,357	6,790,783

Weighted average shares outstanding diluted	7,496,689	6,896,254	7,199,747	6,858,173

Note 1: Results include the Signature Fruit Company, LLC operations from the date of acquisition in August, 2006 (two months).
Note 2: Plant restructuring expense in the prior quarter and prior year-to-date periods of $1,461,000 includes a provision for future lease payments of $1,016,000, a cash severance charge of $368,000, and a non-cash impairment charge of $77,000.  These charges involve a leased distribution center in the Northwestern US.

Note 3: Other operating income in the current quarter of $1,278,000 represents a net gain on the sale of two previously closed facilities.
Other operating income in the current year-to-date period of $1,966,000 represents a net gain on the sale of four previously closed facilities.
Note 4: Other operating income in the prior quarter is a $1,832,000 non-cash loss on the disposal of property and equipment.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 11,467,463 for the six months ended September 30, 2006.